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                                                           OMB APPROVAL
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Rennes Fondation
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   (Last)                            (First)              (Middle)

Aeulestrasse 38
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                                    (Street)
FL-9490 Vaduz
Principality of Liechtenstein
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Orthovita, Inc. (VITA)

________________________________________________________________________________
3.   I.R.S Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

Fiscal Year 2000

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Reporting
     (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person
________________________________________________________________________________


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           TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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

                                                                                              5. Amount of   6. Owner-
                                                                4. Securities Acquired (A) or    Securities     ship
                                                                   Disposed of (D)               Beneficially   Form:
                                                                   (Instr. 3, 4 and 5)           Owned at End   Direct 7. Nature of
                                                                 -----------------------------   of Issuer's    (D) or    Indirect
                                  2. Transaction  3. Transaction                 (A)             Fiscal Year    Indirect  Beneficial
1. Title of Security                  Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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
                                      12/11/00 -        P4            63,200      A    $3.96-    1,560,580       D
Common Stock                          12/21/00                                         $4.00
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
*    If the form is filed by more than one  reporting  person,  see  instruction
     4(b)(v).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                                                          (Over)
                                                                  SEC 2270(3-99)
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FORM 5 (continued)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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

                                                                                                     9.Number  10.Owner-
                                                                                                       of         ship
                                                                                                       Deriv-     of
             2.Conver-                                                      7.Title and                ative      Deriv-
               sion                      5. Number of                         Amount of                Secur-     ative   11.Nature
               or                           Derivative                        Securities               ities      Secur-     of
               Exer-                        Securities   6.Date               (Instr. 3     8.Price    Bene-      ity:       In-
               cise                         Acquired (A)   Exercisable and    and 4)          of       ficially   Direct     direct
               Price  3.Trans-              or Disposed    Expiration Date   --------------   Deriv-   Owned      (D) or     Bene-
               of       action  4.Trans-    of (D)         (Month/Day/Year)        Amount    ative    at End     In-        ficial
1.Title of     Deriv-   Date      action    (Instr. 3,     ----------------        or        Secur-   of         direct     Owner-
  Derivative   ative    (Month/   Code      4 and 5)       Date     Expira-        Number     ity      Year       (I)        ship
  Security     Secur-   Day/      (Instr.  ------------    Exer-    tion           of         (Instr.  (Instr.    (Instr.    (Instr.
  (Instr. 3)   ity      Year)     8)        (A)   (D)      cisable  Date    Title  Shares     5)       4)         4)         4)
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


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
Explanation of Responses:




/s/ Rolf Herter                                             February 9, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
   Name:  Rolf Herter
   Title: Director

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.






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